T:\flh\Series\nsar77d
For the fiscal period ended 6/30/98
File number  811-3623

                         SUB-ITEM 77-D

                         EXHIBITS

            Policies  with  respect  to  security
investment

          Applicable  to  all  portfolios  except
          Money Market, Zero Coupon Bond 2000 and
          Zero Coupon Bond 2005.

       The  Portfolios  are  authorized  (i)   to
purchase  and  sell futures and  options  thereon
without limitation for hedging purposes, and (ii)
to  purchase and sell futures and options thereon
for   non-hedging  purposes,  provided  that   no
Portfolio  may enter into a futures  contract  or
option  thereon for non-hedging purposes  if  the
aggregate initial margins and premiums exceed  5%
of  the  fair  market  value of  the  Portfolio's
assets,  after  taking  into  account  unrealized
profits   and  unrealized  losses  of  any   such
contracts and options.